Exhibit 10.38

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ADDENDUM 6

This Addendum 6 (the “Addendum”) is made and entered into this 22nd day of November, 2022 to that certain SUPPLY AND OFFTAKE AGREEMENT (the “Agreement”) by and between NEW RISE RENEWABLES RENO, LLC (“New Rise”), a limited liability company formed under the laws of the state of Delaware, and PHILLIPS 66 COMPANY (“Phillips 66” or “P66”) a corporation incorporated under the laws of Delaware.

WHEREAS, unless expressly amended below, the Parties desire that all recitals, definitions, terms and conditions shall remain unchanged and In full force and effect, now, therefore, in consideration of the premises, conditions, term and agreements contained in the Agreement, New Rise and Phillips 66 hereby agree to amend the Agreement as follows:

Sections 27 shall be added to the Agreement to incorporate the "Short term Tank lease Storage Agreement" now attached as Exhibit ‘A’

IN WITNESS WHEREOF, each Party hereto has caused this Addendum to be executed by its duly authorized representative.

PHILLIPS 66 COMPANY
a Delaware corporation

By:	/s/ Drew Leder

Name:	Drew Leder

Title:	Manager, Renewables

NEW RISE RENEWABLES RENO, LLC
a Delaware limited liability company

By:	/s/ Randy Soule

Name:	Randy Soule

Title:	Manager-Member

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Exhibit A

Short Term Tank Lease Storage Agreement

Terminal:	New Rise Reno Renewable Diesel Production Facility Peru Drive Sparks, NV 89437

Lessor:	New Rise Reno, LLC Peru Drive Sparks, NV 89437 Attn: Randy Soule Fax: (775) 852-2295

Customer:	Phillips 66 Company 2331 CityWest Blvd Houston TX 77042 Attn: RSCPSXLiquidsContracts@p66.com Fax: (918) 977-8119

Commodity/Product: Renewable Diesel (Referred to herein as both
“Commodity” and/or “Product”

Customer and Lessor hereby enter into a short-term lease storage agreement
(“Agreement”) of comingled storage for the term set forth herein.

FACILITIES AND PRODUCTS

Terminal	Storage Capacity	Commodity/Product
New Rise Reno, LLC Reno, NV Terminal	Up to 5,000 barrels in the RD “blend” tank	Renewable Diesel

Prior to receipt of the Commodity into the Tank, if requested by Lessor, Customer will furnish and maintain on file with Lessor an updated Safety Data Sheet.

A.   Term of Agreement: Commencing on first production of Renewable Diesel at the Terminal and ending one calendar year from that date, (“Term”); thereafter, the Agreement will continue until either Party provides 60 days written notification of cancellation to the other Party.

B.	Charges:

Warehousing. Storage fee of [***] for the Renewable Diesel tankage listed above after the initial Term of this Agreement and any subsequent annual one-year period.

C.	General Terms & Conditions

1)    Title / Risk of Loss. Title to the Commodity shall at all times be and remain with Customer or Customer's lessee, unless transferred to Lessor or other party subject to Lessor's approval and mutual agreement of the respective parties. Notwithstanding Lessor's custody of the Commodity, Lessor shall be responsible for loss of or damage to such Commodity only when and to the extent such loss or damage is caused by the negligence of Lessor, or loss or damage to such Commodity exceeds [***] of Customer’s Commodity handled at Lessor’s Terminal. Any loss of Commodity from Lessor’s tank caused by Lessor’s negligence shall be apportioned among all of the parties storing such Commodity in such Tank on the date of loss in proportion to the amount of Commodity each such party has in storage on such date. Customer’s Commodity is not insured by Lessor against loss or damage however caused, and any insurance thereon must be provided and paid for by Customer. Lessor’s liability, if any, for loss or damages to the stored Commodity shall be limited to a maximum of the value per barrel or at Lessor’s option, replacement of such lost or damaged Commodity in kind.

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2)    Turn Limit. Storage fee includes unlimited turns per month.

3)    Invoice Terms. Lessor will invoice Customer through the Term of this Agreement, which shall be paid within 10 days of receipt of invoice.

4)    Force Majeure. In the event either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations hereunder (other than the payment obligations of Lessee), it is agreed that upon such party’s giving notice and reasonably full particulars of such Force Majeure in writing to the other party after the occurrence of the cause relied on, the obligations of the party giving such notice (except for the payment obligations with respect to the Lessee), so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. The term “Force Majeure” as used herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, or warnings regarding the foregoing which in any party’s reasonable judgement require the precautionary shutdown of a facility, floods, washouts, arrests or restraints of government federal, state or local, civil disturbances, explosions, sabotage, breakage, or accident to or freezing of equipment, machinery or lines of pipe, electric power shortages, inability of any party to obtain necessary permits and/or permissions due to existing or future rules, orders, laws or governmental authorities (federal, state or local), or any other causes whether of the kind herein enumerated or otherwise, which were not reasonably foreseeable, or which are not within the control of the party is unable to overcome by the exercise of due diligence. The term of this Lease shall not be extended by the duration of any Force Majeure, nor shall Lessee be excused from making any payment due under this Lease.

5)    Lien. Lessor shall have a warehouseman’s lien in Commodity stored hereunder accordance of the uniform Commercial Code of the State of Texas.

6)    Receipt/Delivery. Commodity movement will be by in-tank product transfer order.

7)    Imported product. Lessor will be the importer of record.

8)    Governing Law. This agreement shall be governed by the laws of the State of Texas without reference to any law or policy that would direct the application of the law of another jurisdiction. Any dispute relating to, arising out of, or connected with this Agreement shall be exclusively filed and maintained in a State or Federal court located in Houston, Harris County, Texas.

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9)    Sanctions; Conflict of Interest. If either party or its owner(s) is or becomes identified of any government export denial, blocked, debarred, Specifically Designated National, or other similar list the other party may terminate this Agreement immediately upon written notice. Each party shall be excused from performance of any obligation under this Agreement if such performance is prohibited under sanctions laws. Each party agrees to indemnify the other for any fines, penalties, claims, losses, damages, costs (including legal costs), expenses, and liabilities that may arise as a result of the indemnifying party's breach of its obligations under these clauses. Neither party shall directly or indirectly, pay salaries, commissions, or fees, or make payments or rebates to employees or officers of the other party, nor favor employees, officers, or the designees thereof of the other party with gifts or entertainment of unreasonable cost or value, or with services or goods sold at less than full market value, or enter into business arrangements with employees or officers of the other party, unless such employees or officers are acting as representatives of the other party. In the event of a conflict between this section and any other provision of this Agreement, the terms of this section shall prevail.

10) Severability; Entire Agreement; Amendments; Counterparts. If any provision of this Agreement is found to be invalid or unenforceable under applicable law, the remaining provisions hereof shall remain in full force and effect. This Agreement states the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, between the parties with respect to such subject matter and may not be amended except by written instrument executed by the parties hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.

11) Limitation of Liability. EXCEPT AS MAY BE PROVIDED OTHERWISE IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF PROFITS, LOSS OF REVENUE OR BUSINESS INTERRUPTION OR FOR EXEMPLARY OR PUNITIVE DAMAGES.

12) Indemnification by Customer. Customer shall indemnify, defend and hold harmless Lessor, its affiliates and representatives from and against all liabilities, losses, damages, fines, penalties, taxes, judgements, settlements, orders, awards, costs and expenses claimed, incurred or suffered including reasonable fees and expenses of counsel, court costs and other costs and expenses of investigation, defense or enforcement, arising out of or resulting from Customer’s failure to perform any covenant or agreement contained herein or any violation of applicable law, regulation or order by Customer, its affiliates or any of their respective directors, officers, employees, agents or representatives.

13) Indemnification by Lessor. Lessor shall indemnify, defend and hold harmless Customer, its affiliates and representatives from and against all liabilities, losses, damages, fines, penalties, taxes, judgements, settlements, orders, awards, costs and expenses claimed, incurred or suffered, including reasonable fees and expenses of counsel, court costs and other costs and expenses of investigation, defense or enforcement, arising out of or resulting from Lessor’s failure to perform any covenant or agreement contained herein, or any violation of applicable law, regulation or order by Lessor, its affiliates or any of their respective directors, officers, employees, agents or representatives.

14) Notices. All notices required under this Agreement shall be deemed made when received in writing by the notified Party by facsimile, overnight mail, by certified mail with return receipt requested, or by email, in accordance with the addresses set forth above.

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15)	No Waiver. No waiver by either Party of any breach or default of any of the terms or conditions contained in this Agreement shall be construed as a waiver of any subsequent or succeeding breach or default whether of a like or different character.

16)	Assignment. Neither Party shall transfer or assign this Agreement, in whole or in ___ consent of the other Party. No Assignment shall relieve the assigning Party of its obligations under this Agreement unless otherwise agreed.

17)	Insurance.

(a)	No Insurance on Customer's Commodity. Lessor does not insure Customer's Commodity. Such insurance, if desired, shall be carried by Customer at its sole cost and expense. If Customer carries insurance on its Commodity, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of Lessor and its affiliates. Lessor shall not be liable to Customer for any Commodity losses or shortages for which Customer is compensated by its insurer.

(b)	Customer’s Insurance Requirements. Customer shall obtain at its sole cost and expense and shall carry and maintain in full force and effect, and require its carriers, contractors agents and representatives (collectively the “Customer Insurance Group”) to obtain and maintain, insurance coverages with insurance companies rated not less than A IX by A.M. best or otherwise reasonably satisfactory to Lessor of the following types and amounts, which Customer may self-insure to the maximum allowed by law.

i.	Workers Compensation Insurance for statutory limits and in accordance with the Laws and Regulations of the state(s) where the work on operations under this Agreement are to be performed.

ii.	Employer’s Liability Insurance in the following minimum limits.

A.	Bodily injury by accident: [***] per accident;

B.	Bodily injury by disease: [***] each employee; and

C.	Bodily injury by disease: [***] policy limit

iii.	Commercial Auto Liability Insurance covering each vehicle whether owned, non-owned, hired, or operated, or used by Customer and/or any member of Customer Insurance Group while in, on or adjacent to the Facility, with a combined single limit of not less than [***] for bodily injury and property and property damage as to any one accident, including a Broadened Pollution endorsement and a MCS-90 endorsement.

iv.	Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury ability, and sudden and accidental pollution, including product and completed operations with limits of not less than [***] combined single limits each occurrence.

v.	Certificates of Insurance, Endorsements. To the extend of the indemnification obligations herein, Customer shall name Lessor to be named as an additional insured on all policies of insurance and obtain a waiver of subrogation in favor of Lessor. Customer shall require members of Customer Insurance Group (as defined herein) to do the same. Customer shall furnish Lessor with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no cancellation of the coverage shall occur until Lessor has received thirty (30) Business days written notice. To the extent of the indemnification obligations herein, all insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by Lessor.

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vi.	Customer's compliance with the provisions of this section will not constitute a limitation of Customer's liability for its acts or omissions or in any way limit, modify, or otherwise affect Customer's indemnification obligation pursuant to this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties of this Agreement have caused same to be executed by their duly authorized representatives as of the day and year above first written.

Phillips 66 Company	New Rise Reno, LLC

By:	By:

TITLE:	TITLE:

DATE:	DATE:

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